Tuesday 24 January 2012

Embargoed until 7am

Carphone Warehouse Group plc

Interim Management Statement for Q3 2011-12

Reiterating full year Headline earnings guidance

•	CPW Europe

•	performed strongly on postpay and non-cellular

•	growth in postpay volumes year-on-year

•	weakness in lower value prepay market drove total Q3 LFL revenue down by 4.7%

•	Virgin Mobile France

•	Q3 revenue growth of 15%

•	growth in the postpay base offset by reduced focus on the lower value prepay market

•	Sale of interest in Best Buy Mobile US

•	Shareholder approval obtained 20 January 2012

•	172 pence per share return of value to shareholders

•	Ex-dividend date, 27 January at 6pm

•	Full year Headline earnings expected to be in line with guidance

Roger Taylor, CEO, said:

“CPW Europe has performed strongly on postpay sales and is now benefiting from the improved profitability of its new postpay commercial terms. In addition, we achieved 15% growth in our non-cellular revenues, with the sale of tablets and other devices accelerating. As expected, the prepay segment remains weak, with a significant decline in low-end prepay sales year-on-year.

“We remain well-placed to benefit from continued consumer enthusiasm for connected technology, and as such we are accelerating the roll-out of our Wireless World stores to meet this demand and deliver a strong service proposition that complements this segment of the consumer electronics market.

“In Virgin Mobile France we also continued to perform strongly in postpay, driving year-on-year revenue growth of 15%. The business is about to start operating as a full virtual network operator, transitioning its customers to its own SIM cards over the next 18 to 24 months.

“As with all retailers, we face a tough consumer backdrop, but our customers value our proposition and we are capitalising on the strong product cycle in smartphones and non-cellular categories, where we continue to broaden our range. With confidence in our future, we are reiterating our guidance for this year's Headline earnings.”

CPW Europe (JV with Best Buy)

Reversing the pattern of H1, which was affected by the shift from 18 to 24 month contracts in the UK from 2009 onwards, Q3 saw a resumption of growth in postpay connections. This was predominantly driven by customer contract renewals coinciding with exciting new smartphone products. As expected, the low-end prepay market was very weak during the period and we estimate that the prepay market was down 35-40% in Q3 in the UK. This was driven by a reduction in subsidies from the networks in low-end prepay, a lack of smartphone product in this segment, and a weak consumer environment. As a result, total like-for-like revenue was down 4.7%, with total connections down 16.6%. However, postpay remains the key profit driver and we are therefore confident of achieving full year Headline earnings within guidance.

One of the key opportunities for CPW Europe is to broaden the non-cellular product category by moving more deeply into tablets, accessories, applications and content, making CPW Europe the home of technology and giving our customers many more reasons to come into our stores. Non-cellular revenue grew by approximately 15% year-on-year in Q3 but this still represents less than 10% of total revenue. We continue to develop our multi-channel proposition and our new Wireless World format stores, combining a focused connected electronics range with a strong service proposition, which will in turn drive our non-cellular revenue growth.

The Wireless World roll-out plans are on track and at the quarter end we had 294 Wireless World stores across Europe. These stores are delivering strong returns and we will continue the aggressive roll-out of this successful format. We are confident of having over 375 of these stores open by the end of March.

Best Buy UK (discontinued JV with Best Buy)

We have now closed all eleven Best Buy UK stores and Best Buy UK online. All the inventory has been cleared and we remain confident in assigning the leases. The expected financial impact of closure remains in line with the guidance given in November. We have also been able to offer credible alternative roles to almost everyone who wanted to remain within the business.

Virgin Mobile France (JV with Virgin Group)

Virgin Mobile France, in which we have a 47% stake, continues to acquire quality contract customers and the customer base is now almost 70% postpay. An increase in the postpay base drove Q3 revenue growth of 15.3% year-on-year to €109m, whilst the small reduction in the total customer base to 2.00 million reflected a deliberate strategy to reduce focus on low-end prepay customers.

Transactions with Best Buy Co., Inc.

On 7 November last year, the Group proposed a series of transactions with Best Buy Co., Inc. in relation to its interests in Europe, the US and Canada. These transactions have now been approved by shareholders and the Company will return 172 pence per Carphone Warehouse Ordinary Share (approximately £813m) in accordance with the payment dates set out on page 5 of the circular to shareholders. The ex-dividend date is 27 January 2012, 6pm.

Outlook

The consumer outlook remains challenging but CPW Europe is strongly supported by continued momentum in its postpay business and by the roll-out of our Wireless World format and wider offering. We believe the less favourable prepay dynamics will remain, albeit partly offset by non-cellular revenue growth. Accordingly, we expect to deliver full year Headline earnings within guidance and look forward to strengthening further the CPW Europe brands and product offering in the next financial year.

Conference call

There will be a conference call for investors and analysts at 9.00 am this morning. The call will also be broadcast on our website, www.cpwplc.com.
Dial-in details - UK/International: +44(0)20 7784 1036, USA +1646 254 3362, passcode 2585541.
A replay will be available until midnight, 31 January 2012.
Replay dial-in details - UK/International +44(0)20 7111 1244, USA +1 347 366 9565, passcode 2585541#.

Next announcement

The Group will publish its Q4 trading update on 3 May 2012.

For further information

For analyst and institutional enquiries

Roger Taylor, CEO	07715 170 090

Nigel Langstaff, CFO	07802 210 248

Kate Ferry, IR Director	07748 933 206

For media enquiries

Shane Conway, Head of PR, Best Buy Europe	07932 199 659

Anthony Carlisle (Citigate Dewe Rogerson)	07973 611 888

020 7638 9571

Further operating and financial information

Best Buy Europe (100% basis)

	13 weeks to 31 December 2011			39 weeks to 31 December 2011
	FY12	FY11	% change	FY12	FY11	% change
Revenue
Total (£m)	990	1,033	(4.2)%	2,576	2,701	(4.6)%
CPW Europe LFL			(4.7)%			(4.2)%

Connections (000s)
CPW Europe*/Best Buy UK	2,907	3,486	(16.6)%	8,147	9,235	(11.8)%
* Connections from own stores only.

	At 31 December 2011
	FY12	FY11	% change
Store numbers
CPW Europe **
Own stores	2,062	2,211	(6.7)%
Franchises	331	229	44.5%
Total stores	2,393	2,440	(1.9)%
** FY12 reflects the disposal of 82 own stores in Belgium.

Virgin Mobile France (100% basis)

	3 months to 31 December 2011			9 months to 31 December 2011
	FY12	FY11	% change	FY12	FY11	% change
Revenue (€m) ***	109	94	15.3%	328	282	16.3%
*** Revenue excludes contributions towards subscriber acquisition costs from network operators and customers, to simplify presentation.

	At 31 December 2011
	FY12	FY11	% change
Customer base (000s)	2,000	1,756	13.9%

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